Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN EARNINGS FOR THE QUARTER AND YEAR TO DATE

September 30, 2006

(Beverly, MA) October 19, 2006 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary Beverly National Bank (“Bank”) announced the Company’s earnings for the quarter and nine months ended September 30, 2006.

The Company reported net income for the quarter of $760,000, or basic earnings per share of $0.30 and fully diluted earnings of $0.29 per share, compared to net income of $443,000, or basic earnings per share of $0.24 and fully diluted earnings of $0.23 per share for the same period last year. The results for last year included a non-recurring charge, net of tax, of $296,000 related to the curtailment of the Company’s defined benefit pension plan effective December 31, 2005. After adjusting for the one time charge, net income would have been $739,000 or basic earnings per share of $0.39 and fully diluted earnings of $0.38 per share for the 2005 period. The 2006 results represent an increase in adjusted net income of $21,000, or 2.8%.

The Company reported net income for the nine months ended September 30, 2006 of $2.2 million, or basic earnings per share of $1.05 and fully diluted earnings of $1.03 per share, compared to net income of $1.7 million, or basic earnings per share of $0.88 and fully diluted earnings of $0.86 per share for the same period last year. After adjusting for total non-recurring charges, net of tax, net income would have been $2.0 million, or basic earnings per share of $1.04 and fully diluted earnings of $1.01 per share for the 2005 period. The 2006 results represent an increase in adjusted net income of $161,000, or 8.3%.

Earnings per share on a comparative level are down quarter-to-date from prior year, after adjusting for non-recurring charges, as during the quarter ended September 30, 2006, the Company completed its previously announced secondary stock offering. This issuance of 805,000 shares added, net of expenses, $16.4 million of additional capital.

President Fournier stated, “The third quarter proved to be a very successful period as we completed our previously announced secondary stock issuance. The additional capital will provide the Company with the ability to continue its recent strong asset growth and maintain and exceed all minimum required regulatory capital levels. We are pleased to be reporting a 2.8% increase in quarterly earnings and an 8.3% increase in year-to-date earnings compared to the same periods last year, after adjusting for non-recurring charges. The current interest rate environment has continued to present the Bank with a number of challenges as it has become a much more competitive market and the Bank has worked hard to maintain its current deposit base and portfolio mix. Interest rate pressure on deposits has continued and, as a result, the Bank has been forced to raise deposit rates to meet these competitive pressures and customers have been more active in shifting from non-interest bearing and low cost deposit accounts to other types of accounts with higher rates. These conditions have impacted the Bank’s cost of funds and net interest margin, which continues to come under pressure. The additional loan growth, while at smaller margins, and the continued focus on improving operating efficiencies, has helped to offset the increased interest costs and enabled the Bank to increase earnings.”

Total assets as of September 30, 2006 were $444.2 million, compared to $412.5 million at December 31, 2005, an increase of $31.7 million, or 7.7%. Loans, net of the allowance for loan losses, increased $33.0 million, or 12.3% during the period. Total deposits have decreased $7.9 million, or 2.3%, as asset growth was funded primarily through the increase in Federal Home Loan Bank borrowings and the additional capital generated in the recent stock offering completed in the third quarter. President Fournier stated, “We continue to be pleased with the growth of the loan portfolio in the current interest rate environment, as it provides the better spread to our incremental and increasing cost of funds. The new capital gives us additional flexibility to leverage the balance sheet and we will continue to focus on growing the loan portfolio, which continues to offer the greatest earnings potential.” President Fournier stated, “The market for deposits continues to present our biggest challenge as competitive and aggressive pricing has resulted in a decline in our deposits for the year. While we remain competitive in our pricing, we also remain disciplined in protecting our core customer base and low cost deposit structure.”

President Fournier also went on to discuss other initiatives being introduced to offset the earnings pressure resulting from the increasing cost of funds. “We have continued our focus on improving core operating efficiencies and began to implement some initiatives with the assistance of outside resources. We are pleased with the progress to date, as the cost to implement these programs has been supported by the resulting increased revenue and reduction in core expenses.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$8,831	$13,134
Interest bearing demand deposits with other banks	707	306

Cash and cash equivalents	9,538	13,440
Investments in available-for-sale securities (at fair value)	52,019	47,729
Investments in held-to-maturity securities	61,847	65,514
Federal Home Loan Bank stock, at cost	2,716	1,872
Federal Reserve Bank stock, at cost	188	188
Loans, net of the allowance for loan losses of $2,911 and $2,514, respectively	300,206	267,256
Premises and equipment	5,385	4,577
Accrued interest receivable	2,089	1,639
Other assets	10,255	10,297

Total assets	$444,243	$412,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$70,569	$78,218
Interest-bearing	267,377	267,594

Total deposits	337,946	345,812
Federal Home Loan Bank advances	42,740	22,900
Securities sold under agreements to repurchase	13,282	11,390
Other liabilities	3,570	3,689

Total liabilities	397,538	383,791

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,833,840 shares as of September 30, 2006 and 1,993,200 shares as of December 31, 2005; outstanding, 2,723,435 shares as of September 30, 2006 and 1,882,795 shares as of December 31, 2005	7,085	4,983
Paid-in capital	21,638	6,848
Retained earnings	19,910	18,992
Treasury stock, at cost (110,405 shares as of June 30, 2006 and December 31, 2005)	(1,495)	(1,495)
Accumulated other comprehensive loss	(433)	(607)

Total stockholders’ equity	46,705	28,721

Total liabilities and stockholders’ equity	$444,243	$412,512

Book value per share	$17.15	$15.25

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Interest and dividend income:
Interest and fees on loans	$4,882	$3,764	$13,900	$10,911
Interest on debt securities:
Taxable	1,149	1,035	3,175	3,050
Tax-exempt	23	25	72	64
Dividends on marketable equity securities	61	6	185	10
Other interest	32	69	46	143

Total interest and dividend income	6,147	4,899	17,378	14,178

Interest expense:
Interest on deposits	1,570	1,098	4,122	2,923
Interest on other borrowed funds	694	66	1,889	196

Total interest expense	2,264	1,164	6,011	3,119

Net interest and dividend income	3,883	3,735	11,367	11,059
Provision for loan losses	150	180	440	440

Net interest and dividend income after provision for loan losses	3,733	3,555	10,927	10,619

Noninterest income:
Income from fiduciary activities	424	415	1,344	1,310
Fees from sale of non-deposit products	45	59	168	190
Service charges on deposit accounts	137	153	416	433
Other deposit fees	216	161	521	432
Gain (loss) on sales of loans, net	—	(1)	—	13
Income on cash surrender value of life insurance	58	53	162	157
Other income	176	206	598	654

Total noninterest income	1,056	1,046	3,209	3,189

Noninterest expense:
Salaries and employee benefits	2,160	2,652	6,526	7,087
Director fees	65	78	232	221
Occupancy expense	329	319	1,001	1,050
Equipment expense	203	184	598	494
Data processing fees	208	206	602	635
Marketing and public relations	137	66	332	252
Professional fees	208	271	492	707
Other expense	380	251	1,133	1,047

Total noninterest expense	3,690	4,027	10,916	11,493

Income before income taxes	1,099	574	3,220	2,315
Income taxes	339	131	1,003	661

Net income	$760	$443	$2,217	$1,654

Comprehensive income	$1,177	$346	$2,391	$1,393

Earnings per share:
Weighted average shares outstanding	2,558,642	1,876,941	2,116,626	1,870,768

Weighted average diluted shares outstanding	2,592,186	1,933,094	2,154,128	1,932,371

Earnings per common share	$0.30	$0.24	$1.05	$0.88
Earnings per common share, assuming dilution	$0.29	$0.23	$1.03	$0.86
Dividends per share	$0.20	$0.20	$0.60	$0.60

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference in hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.